EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Itemfield, Inc. 2003 Stock Plan of our reports dated February 24, 2006 with respect to the consolidated financial statements and schedule of Informatica Corporation, Informatica Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Informatica Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Francisco, California
January 15, 2007